Exhibit 10.1

THE MIDDLEBY CORPORATION

FORM OF 2007 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of the _____ day of ____, 20__ (the “Date of Grant”) is entered into by and between The Middleby Corporation, a Delaware corporation (the “Company”) and ___________ (the “Grantee” and, together with the Company, the “Parties”).

RECITALS

Pursuant to The Middleby Corporation 2007 Stock Incentive Plan (the “Plan”), the Board of Directors of the Company (the “Board”), as the administrator of the Plan, has determined to grant to the Grantee restricted shares (the “Restricted Stock”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions set forth herein, and hereby grants such Restricted Stock.

NOW, THEREFORE, the Parties hereto agree as follows:

1.           Grant of Restricted Stock.  The Company hereby grants to the Grantee _________ shares of Restricted Stock (the “Grant”), pursuant to the terms and conditions of this Agreement and the Plan.  The Grantee shall not be required to pay any cash consideration in exchange for the Restricted Stock.

2.           Restrictions and Restricted Period.

  (a)           Restrictions.  Except as set forth in Section 8(b) of this Agreement, the Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section 4 of this Agreement until the lapse of the Restricted Period (as defined below).  The restrictions set forth in this Section 2(a) are referred to herein as the “Restrictions”.

  (b)           Restricted Period.  The Restrictions shall lapse and the shares of Restricted Stock shall become fully vested and transferable (provided, that such transfer is otherwise permitted in accordance with federal and state securities laws) if the Board determines that an applicable Return on Equity (as defined below) percentage described below has been achieved as of the applicable vesting date described below:

(i)  _________ shares of Restricted Stock (the “Tranche One Shares”) shall vest on March 15, 2011 IF the Board determines, which determination shall be made not later than March 10, 2011, that the Return on Equity for the period commencing on January 3, 2010 and ending on January 1, 2011 (the "Fiscal 2010 ROE") is equal to or greater than 10% (the “Tranche One Fiscal 2010 ROE Criteria”); and

(ii)  _________ shares of Restricted Stock (the “Tranche Two Shares”) shall vest on January 1, 2012 IF the Board determines, which determination shall be made not later than

March 10, 2011, that the Fiscal 2010 ROE is equal to or greater than 12% (the "Tranche Two Fiscal 2010 ROE Criteria"); and

(iii) if the Tranche One Fiscal 2010 ROE Criteria is not achieved, the Tranche One Shares shall vest on March 15, 2012 IF the Board determines, which determination shall be made not later than March 10, 2012, that the Return on Equity for the period commencing on January 2, 2011 and ending on December 31, 2011(the "Fiscal 2011 ROE") is equal to or greater than 10% (the “Tranche One Fiscal 2011 ROE Criteria”; and

(iv) if the Tranche Two Fiscal 2010 ROE Criteria is not achieved, the Tranche Two Shares shall vest on March 15, 2012 IF the Board determines, which determination shall be made not later than March 10, 2012, that the Fiscal 2011 ROE is equal to or greater than 12% (the “Tranche Two Fiscal 2011 ROE Criteria”.

To the extent that, as of March 10, 2012, the Board has determined that the Tranche One Fiscal 2011 ROE Criteria and/or the Tranche Two Fiscal 2011 ROE Criteria have not been achieved (and the Tranche One Shares and/or the Tranche Two Shares, as applicable, shall not already have vested pursuant to Sections 2(b)(i) and/or 2(b)(ii) above), the Tranche One Shares and/or the Tranche Two Shares, as applicable, shall be forfeited.  The number and price of shares of Common Stock set forth in this Section 2(b) are subject to adjustment in accordance with the terms of this Agreement and the Plan.

  (c)           Notification.  The Company shall promptly notify the Grantee of the Board’s determination pursuant to Section 2(b) of this Agreement.

3.           Rights of a Stockholder.  From and after the Date of Grant and for so long as the Restricted Stock is held by or for the benefit of the Grantee, the Grantee shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including, but not limited to, the right to receive dividends and the right to vote such shares.  If there is any stock dividend, stock split or other change in character or amount of the Restricted Stock, then in such event, any and all new, substituted or additional securities to which the Grantee is entitled by reason of the Restricted Stock shall be immediately subject to the Restrictions with the same force and effect as the Restricted Stock subject to such Restrictions immediately before such event.

4.           Cessation of Employment.

  (a)           Forfeiture.  If the Grantee’s employment with the Company is terminated for any reason other than those set forth in Section 4(b) of this Agreement, then any portion of the Restricted Stock with respect to which the Restrictions have not lapsed shall be forfeited to the Company without payment of any consideration therefor by the Company, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such shares of Restricted Stock.

  (b)           Accelerated Vesting.  Notwithstanding anything to the contrary contained in this Agreement, if the Grantee’s employment is terminated by the Company during the Restricted Period for reasons other than Cause (as defined in Section 8(a) of this Agreement) or the Grantee terminates his employment within the six-month period immediately following a

Change of Control (as defined in Section 8(a) of this Agreement), by providing written notice of such termination to the Company, the Restricted Stock (or applicable portion thereof) shall immediately vest in full.

5.           Certificates.  The Restricted Stock may be evidenced in such manner as the Board shall determine.  If certificates representing Restricted Stock are registered in the name of the Grantee, then the Company may retain physical possession of the certificates until the Restrictions have lapsed.

6.           Legends.  The Company may require, as a condition of the issuance and delivery of certificates evidencing Restricted Stock pursuant to the terms hereof, that the certificates bear the legend as set forth immediately below, in addition to any other legends required under federal and state securities laws or as otherwise determined by the Board.  All certificates representing any of the shares of Restricted Stock subject to the provisions of this Agreement shall have endorsed thereon the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER HELD BY THE ISSUER OR ITS ASSIGNEES(S) AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THE SHARES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

Such legend shall not be removed until the Restrictions on such shares lapse pursuant to the terms hereof.

7.           Taxes.  The Grantee shall pay to the Company promptly upon request, at the time the Grantee recognizes taxable income in respect to the shares of Restricted Stock, an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the shares of Restricted Stock.  In lieu of collecting payment from the Grantee, the Company may, in its discretion, distribute vested shares of Common Stock net of the number of whole shares of Common Stock with a fair market equal to the minimum amount of federal, state and local taxes required to be withheld under applicable tax laws.  The Grantee understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

8.           Miscellaneous.

  (a)           Definitions.  As used in this Agreement:

     (i)          “Cause” shall mean the Grantee’s gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, substance abuse, or commission of a felony.

     (ii)          “Change of Control” shall mean any twenty-five percentage point (25%) increase in the percentage of outstanding voting securities of the Company hereafter held by any person or group of persons who agree to act together for the purpose of acquiring, holding, voting, or disposing of such voting securities as compared to the percentage of outstanding voting securities of the Company held by such person or group of persons on the date hereof.

Change of Control Example:  On December 29, 2009, individual A owns 2.42% of the total outstanding voting securities of the Company.  Thereafter, individual A commences a series of open market and private purchases, and on March 1, 2010 for the first time his holdings exceed 27.42% of the outstanding voting securities of the Company.  A Change of Control occurs on March 1, 2010.

     (iii)         “Net Earnings” shall mean the net earnings or loss set forth in the audited Consolidated Financial Statements of the Company for the applicable period.

     (iv)         “Return on Equity” shall mean the percentage equal to (1) Net Earnings for the period divided by (2) Stockholders’ Equity as of the first day of the applicable period.

     (v)         “Stockholders’ Equity” shall mean the stockholders’ equity set forth in the audited Consolidated Financial Statements of the Company.

  (b)           Restrictions on Transfer.  The Restricted Stock may not be transferred or otherwise disposed of by the Grantee, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Committee, or by will or the laws of descent and distribution.

  (c)           Retained Discretion of the Board.  In applying the vesting criteria applicable to the Restricted Stock, the Board has retained discretion to adjust Net Earnings and average Stockholders’ Equity, otherwise determined in accordance with generally accepted accounting principals, to take into account the impact of specific non-recurring income or  expense items in the given period, such as income or expense items resulting from restructuring charges, acquisition initiatives, litigation matters, investments associated with significant growth initiatives, changes in accounting principles or the application thereof, discrete tax items, disposal of property or equipment, or gains and losses from non-operating sources.

  (d)           Construction.  The Grant is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent applicable.  This Agreement shall be construed accordingly.

  (e)           Compliance with Law and Regulations.  The Restricted Stock and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.  Any purported transfer or sale of the shares of Common Stock shall be subject to restrictions on transfer imposed by any applicable state and federal securities laws.  Any transferee shall hold such shares of Common Stock subject to all the provisions hereof and shall acknowledge the same by signing a copy of this Agreement.

  (f)           Invalid Transfers.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Restricted Stock by any holder thereof in violation of the provisions of this Agreement shall be valid, and the Company will not transfer any of said shares of Restricted Stock on its books or otherwise nor will any of said shares of Restricted Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

  (g)           Incorporation of Plan.  This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it.  To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Restricted Stock Agreement shall be deemed to be modified accordingly.

  (h)           Notices.  Any notices required or permitted hereunder shall be addressed to the Company, at its principal offices, or to the Grantee at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail.  Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

  (i)           Successor.  This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Grantee and his or her personal representatives and beneficiaries.

  (j)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and his personal and legal representatives in respect of any questions arising under the Plan or this Agreement.

  (k)           Amendment.  This Agreement may be amended or modified by the Company at any time; provided that notice is provided to the Grantee in accordance with Section 8(h); and provided further that no amendment or modification that is adverse to the rights of the Grantee as provided by this Agreement shall be effective unless set forth in a writing signed by the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

THE MIDDLEBY CORPORATION

By:
Name:
Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement.

Grantee

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